Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors
Forest Oil Corporation:
We have audited the statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations (as defined in note 1) for each of the years in the three-year period ended December 31, 2005 (Historical Statements). These Historical Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Statements are free of material misstatement. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Statements. We believe that our audits provide a reasonable basis for our opinion.
The accompanying statements were prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Mariner Energy, Inc. The presentation is not intended to be a complete presentation of the revenues and expenses of the Forest Gulf of Mexico operations.
In our opinion, the Historical Statements referred to above present fairly, in all material respects, the revenues and direct operating expenses described in note 1 of the Forest Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Denver, Colorado
March 27, 2006

FOREST GULF OF MEXICO OPERATIONS

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Years Ended December 31,
	2005	2004	2003
	(In thousands)

Oil and natural gas revenues	$392,272	453,139	342,019

Direct operating expenses:
Lease operating expenses	78,524	80,079	45,716
Transportation	3,383	2,175	2,652
Production taxes	2,215	1,548	1,521

Total direct operating expenses	84,122	83,802	49,889

Revenues in excess of direct operating expenses	$308,150	369,337	292,130

See accompanying notes to statements of revenues and direct operating expenses.

FOREST GULF OF MEXICO OPERATIONS

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

For the Years Ended December 31, 2005, 2004 and 2003

1.	BASIS OF PRESENTATION

The accompanying historical statements of revenues and direct operating expenses (the “historical statements”) are presented using accrual basis, and represent the revenues and direct operating expenses attributable to Forest Oil Corporation’s (“Forest Oil”) interests in certain producing oil and gas properties located offshore in the Gulf of Mexico (the “Forest Gulf of Mexico operations”). The historical statements were prepared from the historical accounting records of Forest Oil. The historical statements include only oil and natural gas revenues and direct lease operating and production expenses, including transportation and production taxes. The historical statements do not include Federal and state income taxes, interest expenses, depletion, depreciation and amortization, accretion, or general and administrative expenses. Oil and gas revenues include gains or losses on derivative instruments designated as hedges of oil and gas production from these properties.

Complete financial statements, including a balance sheet, are not presented as the oil and gas properties were not operated as a separate business unit within Forest Oil. Accordingly, it is not practicable to identify all assets and liabilities, or the indirect operating costs applicable to these oil and gas properties. As such, the historical statements of oil and gas revenues and direct operating expenses have been presented in lieu of the financial statements prescribed by Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2.	DERIVATIVE INSTRUMENTS

In order to reduce the impact of fluctuations in oil and gas prices, or to protect the economics of property acquisitions, from time to time Forest Oil entered into derivative instruments designed to hedge future production from its oil and gas properties, including future production from the properties constituting the Forest Gulf of Mexico operations. Forest Oil entered into derivative instruments, including commodity swaps, collars, and other financial instruments with counterparties who, in general, are participants in Forest Oil’s credit facilities. These arrangements, which are based on prices available in the financial markets at the time the contracts are entered into, are settled in cash and do not require physical deliveries.

The following table sets forth information regarding the commodity swap agreements that will be transferred to Forest Energy Resources, Inc. in the spin-off. The fair value of the commodity swaps based on the futures prices quoted on December 31, 2005 was a liability of approximately $66.0 million.

	Natural Gas (NYMEX HH)
		Weighted Average
	Bbtu per	Hedged Price
	Day	per MMBtu

First Quarter 2006	40.0	$6.15
Second Quarter 2006	40.0	6.15
Third Quarter 2006	40.0	6.15
Fourth Quarter 2006	40.0	6.15

Net losses related to hedging activities of $128.2 million, $57.1 million and $40.9 million were recognized for the years ended December 31, 2005, 2004 and 2003, respectively. Gains and losses recognized on hedging activities are included in oil and natural gas revenues in the statements of revenues and direct operating expenses.

3.	SUPPLEMENTAL INFORMATION REGARDING PROVED OIL AND GAS RESERVES (UNAUDITED)

Supplemental oil and natural gas reserve information related to the Forest Gulf of Mexico operations is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69,

FOREST GULF OF MEXICO OPERATIONS
NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES — (Continued)

For the Years Ended December 31, 2005, 2004 and 2003

Disclosures about Oil and Gas Producing Activities (“FAS 69”). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.

Estimated Proved Reserves

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made.

Prices include consideration of changes in existing prices provided only by contractual arrangement, but not on escalations based on future conditions. Purchases of reserves in place represent volumes recorded on the closing dates of the acquisitions for financial accounting purposes.

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

An analysis of the estimated changes in quantities of proved natural gas reserves attributed to the Forest Gulf of Mexico operations for the years ended December 31, 2005, 2004 and 2003 is shown below:

	Liquids (MBbls)	Gas (MMcf)	Total (MMcfe)

Balance at January 1, 2003	10,988	266,168	332,096
Revisions of previous estimates	(2,492)	(14,565)	(29,517)
Extensions and discoveries	357	23,714	25,856
Production	(2,145)	(58,785)	(71,655)
Purchases of reserves in place	4,649	78,815	106,709

Balance at December 31, 2003	11,357	295,347	363,489
Revisions of previous estimates	1,693	(2,860)	7,298
Extensions and discoveries	630	14,449	18,229
Production	(3,230)	(61,684)	(81,064)
Purchases of reserves in place	1,200	24,556	31,756

Balance at December 31, 2004	11,650	269,808	339,708
Revisions of previous estimates	3,123	4,815	23,553
Extensions and discoveries	504	5,639	8,663
Production	(2,783)	(49,120)	(65,818)

Balance at December 31, 2005	12,494	231,142	306,106

Proved developed reserves at:
December 31, 2003	7,920	205,334	252,854
December 31, 2004	9,471	201,759	258,585
December 31, 2005	8,792	142,143	194,895

FOREST GULF OF MEXICO OPERATIONS
NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES — (Continued)

For the Years Ended December 31, 2005, 2004 and 2003

Standardized Measure of Discounted Future Net Cash Flows

Future oil and gas sales and production and development costs have been estimated using prices and costs in effect at the end of the years indicated. The weighted average prices used for the December 31, 2005, 2004, and 2003 calculations were $61.04, $43.45 and $32.55 per barrel of oil and $10.08, $6.15 and $5.97 per Mcf of gas, respectively. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. Future income tax expenses are estimated using the statutory federal rate of 35%. No deductions were made for general overhead, depletion, depreciation, and amortization, or any indirect costs. All cash flow amounts are discounted at 10%.

Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the company’s proved reserves.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2005, 2004 and 2003 is shown below.

	December 31,
	2005	2004	2003
	(In thousands)

Future cash inflows	$2,849,998	2,155,217	2,105,447
Future production costs	(226,248)	(272,020)	(272,335)
Future development costs	(386,855)	(357,592)	(372,139)
Future income taxes	(649,002)	(412,477)	(360,707)

Future net cash flows	1,587,893	1,113,128	1,100,266
10% annual discount	(292,730)	(187,291)	(150,845)

Standardized measure of discounted future net cash flows relating to proved reserves	$1,295,163	925,837	949,421

An analysis of the sources of changes in the standardized measure of discounted future net cash flows relating to proved reserves on the pricing basis described above for the years ended December 31, 2005, 2004 and 2003 is shown below.

	December 31,
	2005	2004	2003
	(In thousands)

Balance, beginning of period	$925,837	949,421	648,040
Increase (decrease) in discounted future net cash flows:
Sales of oil and gas, net of production costs	(436,385)	(426,405)	(333,029)
Net changes in prices and future production costs	692,164	11,628	345,947
Net changes in future development costs	(80,948)	9,615	(82,874)
Extensions, discoveries and improved recovery	53,744	88,999	98,561
Previously estimated development costs incurred during the period	87,970	70,027	74,690
Revisions of previous quantity estimates	109,207	28,701	(104,674)
Purchases of reserves in place	—	100,681	307,686
Accretion of discount	122,217	121,720	82,808
Net change in income taxes	(178,643)	(28,550)	(87,734)

Balance, end of period	$1,295,163	925,837	949,421